WOLVERINE TUBE, INC.
P R E S S   R E L E A S E

Contact:	David A. Owen
Chief Financial Officer
(256) 580-3976

WOLVERINE TUBE, INC. ANNOUNCES EXPANSION AND EXTENSION

OF CREDIT FACILITIES

HUNTSVILLE, ALABAMA, FEBRUARY 27, 2008, Wolverine Tube, Inc. (WLVT) (“Wolverine”) announced that it has executed amendments to its $35 million Secured Revolving Credit Facility and its $75 million Receivables Sales Facility which extend the maturity dates to April 28, 2009 and February 19, 2009, respectively and increase borrowing availability. The facilities were scheduled to mature in April 2008. David Owen, Wolverine’s Chief Financial Officer, commented, “These extended credit facilities will support Wolverine’s operating requirements for 2008 as well as fund a portion of its overall liquidity requirements to refinance its debt maturities. This will be supplemented by Wolverine’s strong cash position, which is primarily a result of equity investments in Preferred Stock, a common stock rights offering and working capital reductions.”

About Wolverine Tube, Inc.
Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products and metal joining products. Internet addresses: http://www.wlv.com and http://www.silvaloy.com.

Forward-looking Statements
All statements in this press release other than statements of historical fact are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in this press release. The forward-looking statements speak only as of the date of this press release, and the Company expressly disclaims any obligations to release publicly any update or revision to any forward-looking statement contained herein if there are any changes in conditions or circumstances on which any such forward-looking statement is based.